Exhibit 99.1

Tony Schor/Paul Arndt Investor Awareness, Inc. (847) 945-2222 www.investorawareness.com	Will Anderson Obidicut LLC (503) 452-7621 www.obidicut.net

OXIS Reports Revenue Growth for Fiscal First Quarter 2003

PORTLAND, Oregon – May 16, 2003 – OXIS International, Inc. (OTCBB: OXIS) (Noveau Marche) today announced fiscal first quarter 2003 earnings results.

For the Quarter ended March 31, 2003, the Company reported revenues of $549,000, a 28% growth in quarterly revenues from $428,000 reported in the first quarter of 2002. The Company reported an operating loss of $154,000, a decrease of 40% from $257,000 reported in first quarter 2002. The net loss was $149,000, or $.01 per basic and diluted common share, compared to a net loss of $198,000, or $0.02 per basic and diluted common share in 2002.

“We continue to make expense reductions while putting the necessary pieces in place to build greater shareholder value,” stated Ray R. Rogers, Chairman, and CEO of OXIS International. “We recognized an increase in revenues in the quarter, which can be primarily attributed to the ongoing sales of our products and research assays to new and existing customers, including researchers at major universities and other institutions throughout the world.”

OXIS, which develops, manufactures, and markets products and technologies related to oxidative stress, currently offers more than 80 research products and two specialty compounds, Ergothioneine and Orgotein, for sale.

The Company also reported a gross profit for the first quarter of 2003 of $329,000, a 57% increase as compared to $210,000 for the same period in 2002.

Rogers added, “During the first quarter, we announced our new Animal Health Profiling program. This significant program was created to bring to market the Company’s oxidative stress screening test for analytical profiling of the health of animals, such as cattle. We believe that we have the industry’s first biomarker relative to cattle health profiling. Currently, the only way to determine if cattle are sick coming off trucks at feedlots or at sale barns is through inspecting cattle for such signs of sickness as a runny nose or watery eyes. The problem with this method is that cattle do not always show these signs of sickness. As a result, sick cattle are often misdiagnosed as healthy, and healthy cattle are misdiagnosed as sick. [We believe that] this [likely] costs the cattle industry a billion dollars a year. Our test can potentially eliminate false diagnoses and save the industry significant money.”

OXIS, headquartered in Portland, Oregon, focuses on developing technologies and products to research, diagnose, treat and prevent diseases associated with damage from free radical and reactive oxygen species – diseases of oxidative stress. The company holds the rights to three therapeutic classes of compounds in the area of oxidative stress and, through its Health Products division, develops, manufactures and markets products and technologies to diagnose and treat diseases caused by oxidative stress.

Statements in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, any statements regarding beliefs, plans, estimates, projections, expectations, goals or intentions regarding the future. Forward-looking statements in this release include statements regarding (1) the company’s intention to continue to make expense reductions and build greater shareholder value, (2) ongoing sales to new and continuing customers who purchase the company’s products, and (3) the company’s belief that its test can potentially eliminate false diagnoses and save the cattle industry a significant amount of money. Factors that could cause actual results to differ materially from the forward-looking statements include risks and uncertainties such as unforeseen difficulties related to the company’s biomarker and other diagnostic products; decreases in the rate of spending by the company’s customers; the cattle industry being unwilling to use the company’s tests; the development by the company’s competitors of new competing products; and other risks indicated in the company’s filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by the company with the Securities and Exchange Commission, specifically the annual report on Form 10-KSB for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except earnings per share data)

(unaudited)

	March 31, 2003	March 31, 2002
Revenues	$549	$428
Cost of revenue	220	218

Gross profit (loss)	329	210

Operating expenses:
Research and development	109	69
Selling, general and administrative	374	398

Total operating expenses	483	467

Operating loss	(154)	(257)
Other income and expenses:
Other income	8	62
Interest income	—	2
Interest expense	(3)	(5)

Total other income and expenses	5	59
Loss before income taxes	(149)	(198)
Income taxes	—	—

Net loss	$(149)	$(198)

Net loss per common share – basic and diluted	$(.01)	$(.02)

Weighted average number of shares used in computation – basic and diluted	10,006,725	9,565,152

CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands of dollars)

(unaudited)

	March 31, 2003	December 31, 2002
Current assets	$1,050	$1,051
Total assets	1,921	1,985
Current liabilities	847	767
Total equity	1,074	1,218

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